                                                                    Exhibit 99.2

                Excerpts from Press Release of Genentech, Inc.
                   and Novartis AG, Issued on July 10, 2001

                      FDA ISSUES COMPLETE RESPONSE LETTER
                           FOR XOLAIR -- (OMALIZUMAB)

South San Francisco, Calif. & Basel, Switzerland -(BW Health Wire)-, July 10, 2001 -- Genentech, Inc. and Novartis AG today announced that they received a Complete Response letter from the U.S. Food and Drug Administration (FDA) for their Biologics License Application (BLA) for Xolair(TM) (Omalizumab), which was filed on June 6, 2000. The letter requests additional preclinical and clinical data analyses, as well as pharmacokinetic information. With the requirement of additional data, there will not be an FDA approval of Xolair in 2001. Issuance of the FDA Complete Response Letter satisfies the agency's product review performance goals specified under the Prescription Drug User Fee Act. No specific deadline has been set for the re-submission. Once filed, the FDA has up to six months to review and act upon additional data.

The companies believe that they can provide substantial information from ongoing trials, including the ALTO trial, a randomized, controlled open label study to evaluate the safety of Xolair in moderate to severe asthma patients already treated with other therapies, as well as from completed trials where information has not yet been submitted. Pending continuing discussions with the FDA, some additional trials on specific subgroups may be necessary. It is anticipated that the initial proposed label claim will likely be for adult allergic asthma. The FDA also asked for information to confirm that the pharmacokinetics of the Xolair drug substance were consistent throughout the development program.

The companies are considering different scenarios with a conservative estimate being resubmissions ranging from 2002 to early 2003. The exact timing will be dependent on the scope of the discussions with the FDA. The new data which will be submitted to the FDA and also to the European Medical Evaluations Agency
(EMEA) will result in a delay in the EU approval too.

                                     . . .

The forgoing press release contains forward-looking statements which can be identified by terminology such as "will depend," "anticipated," "believe," "pending continuing discussions," "intend," "will result," or similar expressions. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There are no guarantees that the aforementioned actions will result in commercialization of Xolair in any market. Any such commercialization can be affected by, among other things, uncertainties relating to product development, regulatory actions or delays or government regulation generally, the ability to obtain or maintain patent or other proprietary intellectual property protection and competition in general. Some of these factors are discussed in the Form 20-F filed by Novartis with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected.